                                                                EXHIBIT 23(h)(6)


                               SECOND AMENDMENT TO
                              OMNIBUS FEE AGREEMENT

         THIS SECOND AMENDMENT made July 1, 2004, between MMA PRAXIS MUTUAL FUNDS (the "Trust"), a Delaware statutory trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS FUND SERVICES OHIO, INC. (hereinafter referred to as "BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

         WHEREAS, as of July 1, 2003, the Trust and BISYS entered into a new Fund Accounting Agreement concerning the provision of fund accounting services for the Trust (the "Fund Accounting Agreement");

         WHEREAS, as of July 1, 2003, the Trust and BISYS entered into an Omnibus Fee Agreement (as amended to date, the "Fee Agreement") to establish an omnibus fee arrangement whereby a single omnibus fee is payable as compensation to BISYS for its services under the Service Agreements (as defined therein), including the Fund Accounting Agreement;

         WHEREAS, the Fund Accounting Agreement is being amended, by a Fair Value Amendment (the "Fair Value Amendment"), under which BISYS is agreeing to provide certain additional services in connection with the valuation of securities held in each Fund's portfolio; and

         WHEREAS, the parties desire to modify the terms of BISYS' compensation to take account of BISYS' services to the Trust under the Fair Value Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, the Trust and BISYS hereby agree as follows:

         1.   Compensation and Expenses.

         (a) As compensation for the services of BISYS set forth in the Fair Value Agreement that relate to the use by the Trust of Fair Value Information Vendors ("Fair Value Support Services"), the Trust shall pay to BISYS the additional compensation as set forth in Schedule A of this Amendment. The Trust shall pay the annual servicing fee for each Fund that the Trust designates as being subject to fair value determinations (a "Fair Value Fund") and for which Fair Value Support Services are to be provided by BISYS. The compensation set forth under this Amendment is payable in addition to the compensation previously payable under the Fee Agreement.

         (b) In addition, the Trust shall reimburse BISYS for the actual costs incurred by BISYS to Fair Value Information Vendors (as defined in the Fair Value Amendment) with respect to the provision of fair value pricing information to BISYS for use in valuing the portfolio holdings of a specific Fair Value Fund or Fair Value Funds that the Trust designates as being subject to fair value determinations and for which Fair Value Support Services are to be provided by BISYS. Such costs shall be incurred at the discounted group rate made available to BISYS clients, if applicable. The fee currently charged by the Fair Value Information Vendors to be used by the Fair Value Funds is set forth in Schedule A hereto.

         2.   Miscellaneous.

         (a) Notwithstanding the date of this Amendment, the terms of this Amendment shall apply as if they became effective on March 1, 2004.

         (b) Capitalized terms used but not defined in this Amendment have the respective meanings ascribed to them in the Fee Agreement.

         (c) This Amendment supplements and amends the Fee Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Fee Agreement or any provisions thereof that directly cover or indirectly bear upon matters covered under this Amendment.

         (d) Each reference to the Agreement in the Fee Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Fee Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Fee Agreement remain in full force and effect (including, without limitation, the term of the Fee Agreement). No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

         (e) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

         (f) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

                                   *   *   *

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

                                    MMA PRAXIS MUTUAL FUNDS

                                    By:      /s/ John L. Liechty
                                        ----------------------------------------
                                    Name:  John L. Liechty
                                    Title: President

                                    BISYS FUND SERVICES OHIO, INC.

                                    By:      /s/ William J. Tomko
                                        ----------------------------------------
                                    Name:  William J. Tomko
                                    Title: President

                                   SCHEDULE A

                           TO THE SECOND AMENDMENT TO
                              OMNIBUS FEE AGREEMENT
                                     BETWEEN
                             MMA PRAXIS MUTUAL FUNDS
                                       AND
                         BISYS FUND SERVICES OHIO, INC.


ADDITIONAL SERVICE FEES

One-time Development Fee, due upon the
execution of this Amendment:                                             $10,000

Annual Fee for services provided by BISYS
under the Fair Value Amendment for each Fair
Value Fund:                                                               $5,000


(The Annual Fee is to be billed in equal monthly installments in respect of each Fair Value Fund that the Trust designates as being subject to fair value determinations and for which services are to be provided by BISYS under the Fair Value Amendment.)

OUT-OF-POCKET EXPENSES AND MISCELLANEOUS CHARGES

In addition to the above fees, BISYS shall be entitled to receive payment for the out-of-pocket expenses, as set forth in Section 1(b) of this Amendment. This covers the actual costs charged by Fair Value Information Vendors with respect to the provision of fair value pricing information to BISYS for use in valuing the portfolio holdings of a specific Fair Value Fund or Fair Value Funds.

ITG's fair value information fee is currently $10,000 annually per Fair Value Fund.

CPI ESCALATION

The fees charged by BISYS which are expressed as stated dollar amounts in this schedule and in the Amendment shall be increased annually commencing on the one-year anniversary date of the Effective Date by the percentage increase since the Effective Date in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index should such index no longer be published.